Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 12, 2017, relating to the financial statements and financial statement schedules of Tidewater Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding certain conditions that give rise to substantial doubt about the entity’s ability to continue as a going concern), and the effectiveness of Tidewater Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tidewater Inc. for the year ended March 31, 2017.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana

August 8, 2017